Exhibit 99.1

CONTACTS:
pr@resonate.com
Resonate Inc.
408.548.5500

FOR IMMEDIATE RELEASE:

RESONATE INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Sunnyvale, Calif., January 10, 2003 – Resonate® Inc. (Nasdaq: RSNT) today announced that its Board of Directors has adopted a preferred stock rights plan. The plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Resonate’s stockholders.

Under the plan, Resonate will issue a dividend of one right for each outstanding share of its common stock held by stockholders of record as of the close of business on January 27, 2003. Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $14.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer to acquire, an aggregate total of at least 15% of Resonate’s outstanding common stock while the plan is in place, then the rights will become exercisable by all rights holders, but not the acquiring person or group. Unless the rights are first redeemed by Resonate for $0.0001 per right, rights holders will be able to exercise their rights to acquire shares of common stock of the company, or shares of the third party acquirer, having a value of twice the rights’ then-current exercise price.

With certain exceptions, Resonate’s Board of Directors may amend the terms of the plan at any time without the approval of the rights holders. Further details of the plan are outlined in a letter that will be mailed to stockholders of record as of the record date and in the company’s filings with the Securities and Exchange Commission.

About Resonate Inc.

Founded in 1995, Resonate is the leading provider of application performance management solutions for business-critical application environments. The flagship Resonate Commander™ is the first and only application performance management solution that proactively locates, diagnoses and resolves outages and performance bottlenecks before they impact end-users or the business. Hundreds of customers worldwide including AT&T, AIG, Bank of America, Charles Schwab, Chase Manhattan Corporation, Citibank, DoubleClick, Eastman Chemical, E*TRADE, FedEx, France Telecom, Nippon Steel and UBS PaineWebber among others, rely on Resonate solutions. Resonate has strategic partnerships with industry leaders including BEA Systems, IBM, and Sun Microsystems.

Resonate is headquartered in Sunnyvale, California. For more information on Resonate, visit www.resonate.com.

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